Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE RELEASE
Paul de la Plante
(514) 590-6349

Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS ANNOUNCES TENDER OFFER

FOR 6.375% SENIOR NOTES DUE 2012

DENVER, Colo., and Montréal, Québec, February 7, 2008 — Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that its subsidiary, Coors Brewing Company (the “Company”), has commenced a tender offer (the “Offer”) to purchase for cash any and all of its 6.375% Senior Notes due 2012 (the “2012 Notes”).

The Company is tendering for the 2012 Notes with the intent of improving the quality of its already strong, investment grade balance sheet, and further strengthening its credit profile. The Offer will be funded with cash on hand.

The Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated February 7, 2008, (the “Offer to Purchase”) and the related Letter of Transmittal.  Under the terms of the Offer, the purchase price for each $1,000 principal amount of 2012 Notes validly tendered and accepted for payment will be based on a fixed spread of 70 basis points, or 0.70%, over the yield to maturity based on the bid side price of the 4.75% U.S. Treasury Note due May 31, 2012.  The yield to maturity of the reference U.S. Treasury Note used in the fixed spread formulas will be set at 2:00 p.m. EST, on February 14, 2008, or a later date if the Offer is extended (the “Price Determination Date”).

The Offer will expire at 5:00 p.m. EST on February 14, 2008, unless the Offer is extended or earlier terminated.  Tendered 2012 Notes may be withdrawn at any time before the expiration time.  Payment of the purchase price for tendered 2012 Notes, plus accrued and unpaid interest up to the date of payment, will be paid in same-day funds on the third New York City business day following the expiration of the Offer or as soon as practicable thereafter.  It is expected that payment will be made on February 20, 2008.

Subject to applicable law and certain provisions in the indenture governing the 2012 Notes, the Company may, in its sole discretion, waive any condition applicable to the Offer and may extend or otherwise amend the Offer. The Offer is not conditioned on a minimum amount of 2012 Notes being tendered.

Deutsche Bank Securities Inc. and Morgan Stanley are acting as Dealer Managers for the Offer.  The Depositary and the Information Agent is Global Bondholder Services Corporation. Copies

of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-736-2200.  Questions regarding the Offer should be directed to Deutsche Bank Securities Inc., Liability Management Group at either 212-250-2756 or 866-627-0391 or Morgan Stanley at either 212-761-5797 or 800-624-1808.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities.  The Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Molson Coors Brewing Company

Molson Coors Brewing Company is one of the world’s largest brewers. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “intent,” and “expected.”  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to complete, or to realize the anticipated cost savings and other benefits from our planned MillerCoors joint venture; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.